Exhibit 6.1

Hylete, INC.

SERIES A-2 PREFERRED STOCK PURCHASE AGREEMENT

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5.	Conditions of the Corporation’s Obligations at the Closing		10

	5.1.	Representations and Warranties.	10
	5.2.	Payment of Purchase Price.	10
	5.3.	Qualifications and Consents.	10
	5.4.	Investor Rights Agreement.	10
	5.5.	ROFR and Co-Sale Agreement.	10
	5.6.	Voting Agreement.	11

6.	Miscellaneous		11

	6.1.	Survival of Warranties	11
	6.2.	Successors and Assigns	11
	6.3.	Governing Law	11
	6.4.	Counterparts; Facsimile	11
	6.5.	Titles and Subtitles	11
	6.6.	Notices	11
	6.7.	No Finder’s Fees	11
	6.8.	Attorney’s Fees	12
	6.9.	Amendments and Waivers	12
	6.10.	Severability	12
	6.11.	Delays or Omissions	12
	6.12.	Entire Agreement	12
	6.13.	Dispute Resolution	12
	6.14.	Further Assurances	13
	6.15.	No Commitment for Additional Financing	13

Exhibit A	Restated Articles
Exhibit B	Investor Rights Agreement
Exhibit C	ROFR and Co-Sale Agreement
Exhibit D	Voting Agreement
Exhibit E	Series A-2 Warrant
Schedules	Disclosure Schedule

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Hylete, Inc.

Series A-2 Preferred Stock Purchase Agreement

This Series A-2 Preferred Stock Purchase Agreement (the “Agreement”) is made as of the ___ day of ___________, 2018 by and among Hylete, Inc., a California corporation (the “Corporation”), and the undersigned purchaser (“Purchaser”).

The parties hereby agree as follows:

1.               Purchase and Sale of Series A-2 Preferred Stock.

1.1.          Sale and Issuance of Series A-2 Preferred Stock.

(a)             The Corporation has adopted certain Third Amended and Restated Articles of Incorporation, as the same have been further amended (the “Restated Articles”).

(b)             Subject to the terms and conditions of this Agreement, the Corporation intends to sell up to 1,000,000 of shares (the “Shares”) of Series A-2 Preferred Stock of the Corporation (“Series A-2 Preferred Stock”), at a purchase price of $1.75 per share (the “Per Share Price”).

(c)             Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase and the Corporation agrees to sell and issue to the Purchasers at Closing (as defined below), that number of Shares set forth on the signature page hereto, at the Per Share Price (the total purchase price for each Purchaser referred to herein as the “Price”).

(d)             Purchaser agrees to remit the Price to the Corporation in readily available funds via wire transfer or ACH per separate instruction. In the event that there is no Closing, each Purchaser’s funds will be promptly returned in full without interest.

(e)             Each Purchaser who subscribes to purchase the Series A-2 Preferred Stock issuable pursuant to this Agreement shall also receive a warrant in the form attached hereto as Exhibit E (the “Series A-2 Warrant”) to purchase the number of shares of Series A-2 Preferred Stock equal to 10% of the number of shares of Series A-2 Preferred Stock purchased by such Purchaser at such Closing, rounded to the nearest whole share, at an exercise price of $1.75 per share of Series A-2 Preferred Stock subject to the terms and conditions of the Series A-2 Warrant.

(f)              Each Purchaser shall receive an investor customer account on www.hylete.com once they have fully completed their investment and once it has been accepted by the Corporation, which shall have the following “Investor Perks”: (i) credit equal to 10% of the Price (the total amount of investment in this offering); and (ii) any other Investor Perks then being offered on a pari passu basis. The Corporation reserves the right to change the terms and conditions of these Investor Perks at any time. HYLETE also reserves the right to adjust pricing of HYLETE products and/or discounts to investors at any time without further notice.

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1.2.          Closing; Delivery. The purchase and sale of the Shares and the delivery of the Series A-2 Warrants, if applicable, shall take place remotely via the exchange of documents and signatures, on the date that the Corporation receives all the Transaction Agreements and payment from the Purchasers (the “Closing”). In the event there is more than one closing, the term “Closing” shall apply to each such closing unless otherwise specified.

1.3.          Defined Terms Used in this Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Affiliate” means with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any partner, officer, director, manager, member or employee of such Person and any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or units the same management company with, such Person.

“Board of Directors” means the board of directors of the Corporation.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, trade secrets licenses, domain names, information and proprietary rights and processes as are necessary to the conduct of the Corporation’s business as now conducted.

“Founders” means Ronald L. Wilson, II and Matthew L. Paulson.

“Investor Rights Agreement” means the Investor Rights Agreement in substantially the form of Exhibit B attached to this Agreement.

“Key Employee” means the Founders.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Corporation.

“Person” means any individual, corporation, partnership, trust, joint venture, limited liability company, association or other entity.

“ROFR and Co-Sale Agreement” means the Right of First Refusal and Co-Sale Agreement in substantially the form of Exhibit C attached to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

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“Transaction Agreements” means this Agreement, the Restated Articles, the Investor Rights Agreement, the ROFR and Co-Sale Agreement and the Voting Agreement.

“Voting Agreement” means the Voting Agreement in substantially the form of Exhibit D attached to this Agreement.

2.               Representations and Warranties of the Corporation. The Corporation hereby represents and warrants to the Purchasers that, except as set forth on the Disclosure Schedules attached to this Agreement, including the Form 1-SA SEC filing for the semi-annual period ending June 30, 2018 (the “Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of each Closing, except as otherwise indicated. The Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Schedules shall qualify other sections and subsections in this Section 2 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

2.1.          Organization, Good Standing and Qualification. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted. The Corporation is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2.          Capitalization and Voting Rights.

(a)             The authorized capital of the Corporation consists, immediately prior to the Closing, of:

(i)              36,000,000 shares of common stock (“Common Stock”), 11,429,499 shares of which are issued and outstanding immediately prior to the Closing;

(ii)            14,066,120 shares of preferred stock (“Preferred Stock”) of the Corporation, (i) 1,712,200 shares of which are designated as Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Closing; (ii) 5,970,300 shares of which are designated as Series A-1 Preferred Stock, all of which are issued and outstanding immediately prior to the Closing; (iii) 6,383,620 shares of which are designated as Series A-2 Preferred Stock, 4,721,500 of which are issued and outstanding immediately prior to the Closing.

(b)             All of the outstanding shares of Common Stock and Preferred Stock of the Corporation are duly and validly authorized and issued, fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws, or pursuant to valid exemptions therefrom.

(c)             Except as set forth in Schedule 2.2(a), or as otherwise provided in the Restated Articles, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements for the purchase or acquisition from the Corporation of any of its shares or other equity securities.

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2.3.          Subsidiaries. The Corporation does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability Corporation, association, or other business entity except as set forth in Schedule 2.3. The Corporation is not a participant in any joint venture, partnership or similar arrangement.

2.4.          Authorization. All action on the part of the Corporation, its officers, Board of Directors and shareholders necessary for the authorization, execution and delivery of the Transaction Agreements, the performance of all obligations of the Corporation hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Shares has been taken or will be taken prior to the Closing. The Transaction Agreements constitute valid and legally binding obligations of the Corporation, enforceable against the Corporation in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent the indemnification and contribution provisions contained in the Restated Articles may be limited by applicable federal or state securities laws.

2.5.          Valid Issuance of Shares. The Shares that are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and the Restated Articles and under applicable state and federal securities laws or liens or encumbrances created by or imposed by the Purchasers.

2.6.          Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Corporation is required in connection with the consummation of the transactions contemplated by this Agreement, except the filing pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended (the “California Law”), and the rules thereunder, and such other state securities filings in such other states as may be necessary, which filings will be timely effected after the Closing.

2.7.          Offering. Subject in part to the truth and accuracy of the Purchasers’ representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and will not result in a violation of the qualification or registration requirements of the California Law or other applicable state securities laws, and neither the Corporation nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

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2.8.          Litigation. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body, or to the Corporation’s knowledge, currently threatened in writing (a) against the Corporation or (b) against any consultant, officer, director or Key Employee of the Corporation arising out of his or her consulting, employment or Board of Directors relationship with the Corporation or that could otherwise materially impact the Corporation.

2.9.          Patents and Trademarks. The Corporation owns all material patents, trademarks, service marks, trade names, copyrights, trade secrets, information and proprietary rights and processes necessary for its business as now conducted. To the Corporation’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Corporation violates or will violate any license or infringes or will infringe any intellectual property rights of any other party. There are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Corporation Intellectual Property, nor is the Corporation bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software. The Corporation has not received any written communications alleging that the Corporation has violated or would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity nor, to the Corporation’s knowledge, is there any reasonable basis therefor. The Corporation is not aware that any of its employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Corporation or that would conflict with the Corporation’s business as presently conducted or as proposed to be conducted. To the Corporation’s knowledge, it will not be necessary to use any inventions of any of its employees or consultants (or persons it currently intends to hire) made prior to their employment by the Corporation. Each employee and consultant has assigned to the Corporation all intellectual property rights he or she owns that are related to the Corporation’s business as now conducted and as presently proposed to be conducted.

2.10.       No Default. The Corporation is not in violation or breach of, or in default under, any provision of the Corporation’s articles of incorporation or bylaws as currently in effect, and there exists no condition, event or act which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under, such articles of incorporation or bylaws. The Corporation is not in violation or breach of, or in default under any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which the Corporation is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, except where such violations, breaches and defaults would not in the aggregate have a material adverse effect on the financial condition, results of operations, assets, liabilities or business of the Corporation. There exists no condition, event or act which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under, any of the foregoing. The execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated by the Transaction Agreements will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Corporation or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Corporation.

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2.11.       Agreements; Action. There are no written agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Corporation is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to, the Corporation in excess of $100,000 (other than obligations of or payments to the Corporation arising from written agreements entered into in the ordinary course of business), (ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Corporation, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other party that limit the Corporation’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iv) indemnification by the Corporation with respect to infringements of proprietary rights.

2.12.       Compliance with Laws; Permits. The Corporation is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties which violation would materially and adversely affect the business, properties or financial condition of the Corporation. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the issuance of the Shares, except such as has been duly and validly obtained or filed, or with respect to any filing that must be made after any Closing, as will be filed in a timely manner. The Corporation has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties or financial condition of the Corporation, and the Corporation believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Corporation is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.13.       Certain Transactions. Other than (i) standard employee benefits generally made available to all employees, and (ii) standard director and officer indemnification in the Restated Articles, there are no agreements, understandings or proposed transactions between the Corporation and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof. The Corporation is not indebted, directly or indirectly, to any of its shareholders, directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses and for other customary employee benefits made generally available to all employees. None of the Corporation’s shareholders, directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to the Corporation or, to the Corporation’s knowledge, have any (i) material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Corporation’s customers, suppliers, service providers, joint venture partners, licensees and competitors, (ii) direct or indirect ownership interest in any firm or corporation with which the Corporation is affiliated or with which the Corporation has a business relationship, or any firm or corporation which competes with the Corporation except that shareholders, directors, officers or employees of the Corporation may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with the Corporation or (iii) financial interest in any material contract with the Corporation.

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2.14.       Registration Rights. Except as provided in the Investor Rights Agreement, the Corporation has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. To the Corporation’s knowledge, except as contemplated in the articles of incorporation as currently in effect, no shareholder of the Corporation has entered into any agreements with respect to the voting of capital stock of the Corporation.

2.15.       Title to Property and Assets. The Corporation has good and marketable title to its property and assets free and clear of all mortgages, liens, loans and encumbrances. With respect to the property and assets it leases, the Corporation is in compliance with such leases in all material respects and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

2.16.       Liabilities. Except as set forth or reflected in the Corporation’s financial statements made available to the Purchasers and on the Schedule attached hereto, the Corporation has no liabilities or obligations, contingent or otherwise, in excess of $50,000 individually or $100,000 in the aggregate (other than obligations of or payments to the Corporation arising from written agreements entered into in the ordinary course of business).

2.17.       Employee Matters. Each senior employee, consultant and officer of the Corporation has executed an agreement with the Corporation regarding confidentiality and proprietary information. No senior employee or consultant has excluded works or inventions from his or her assignment of inventions pursuant to any such agreement. To the Corporation’s knowledge, no such senior employee or consultant is in violation thereof. To the Corporation’s knowledge, none of its senior employees or consultants is obligated under any judgment, decree, contract, covenant or agreement that would materially interfere with their ability to promote the interest of the Corporation or that would materially conflict with the Corporation’s business.

3.               Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Corporation that:

3.1.          Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which such Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (b) to the extent the indemnification provisions contained in the Restated Articles may be limited by applicable federal or state securities laws.

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3.2.          Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Corporation, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3.          Disclosure of Information. The Purchaser has had an opportunity to discuss the Corporation’s business, management, financial affairs and the terms and conditions of the offering of the Shares with the Corporation’s management and has had an opportunity to review the Corporation’s facilities. The foregoing, however, does not limit or modify the representations and warranties of the Corporation in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

3.4.          Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Corporation has no obligation to register or qualify the Shares for resale except as set forth in the Investor Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Corporation which are outside of the Purchaser’s control, and which the Corporation is under no obligation and may not be able to satisfy.

3.5.          No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Corporation has made no assurances that a public market will ever exist for the Shares.

3.6.          Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may bear one or all of the following legends:

(a)             “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

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(b)             Any legend set forth in, or required by, the other Transaction Agreements.

(c)             Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

3.7.          Accredited Investor(a). The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8.          No General Solicitation(a). To Purchaser’s knowledge, the sale of the Shares has not been accompanied by the publication of any advertisement or by any general solicitation, except to the extent allowed under Rule 506(c) of Regulation D promulgated under the Securities Act. Purchaser did not learn of this offering by general solicitation or public advertisement.

3.9.          Investment Risk. Purchaser recognizes that an investment in the Shares is speculative and involves substantial risk.

3.10.       Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Corporation and its officers and directors, in making its investment or decision to invest in the Corporation. The Purchaser agrees that neither any Purchaser nor the respective controlling persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

4.               Conditions of Purchasers’ Obligations at the Closing. The obligations of each Purchaser under this Agreement are subject to the fulfillment on or before a Closing of each of the following conditions:

4.1.          Representations and Warranties. The representations and warranties of the Corporation contained in Section 2 shall be true and correct on and as of the date of the Closing, with the same effect as though such representations and warranties had been made on and as of the date of the Closing, except for those representations and warranties that relate specifically to a particular date (each of which representations and warranties shall have been true as of the specified date).

4.2.          Performance. The Corporation shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of such Closing, it being understood that the foregoing limitation “in all material respects,” shall not apply with respect to any such agreement, obligation or condition to the extent that such agreement, obligation or condition contains by its own terms a qualification as to materiality.

4.3.          Investor Rights Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the Investor Rights Agreement, substantially in the form attached hereto as Exhibit B.

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4.4.          ROFR and Co-Sale Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the ROFR and Co-Sale Agreement, substantially in the form attached hereto as Exhibit C.

4.5.          Voting Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the Amended Voting Agreement, substantially in the form attached hereto as Exhibit D.

5.               Conditions of the Corporation’s Obligations at the Closing. The obligations of the Corporation to each Investor under this Agreement are subject to the fulfillment by a Purchaser purchasing the Series A-2 Preferred Stock at a Closing, on or before the date of such Closing, of each of the following conditions:

5.1.          Representations and Warranties. The representations and warranties contained in Section 3 and made by a Purchaser purchasing the Series A-2 Preferred Stock at a Closing shall be true on and as of the date of such Closing, with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

5.2.          Payment of Purchase Price. The Purchasers shall have delivered their respective Price as set forth on the signature page hereto as required at Closing.

5.3.          Qualifications and Consents. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Series A-2 Preferred Stock pursuant to this Agreement shall be duly obtained and effective as of such Closing. All consents that any Purchaser is required to obtain from third parties to enter into the transactions contemplated hereby shall be duly obtained and effective as of the respective Closing Date.

5.4.          Investor Rights Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the Investor Rights Agreement, substantially in the form attached hereto as Exhibit B.

5.5.          ROFR and Co-Sale Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the ROFR and Co-Sale Agreement, substantially in the form attached hereto as Exhibit C.

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5.6.          Voting Agreement. The Corporation, each Purchaser and the shareholders of the Corporation shall have executed and delivered the Voting Agreement, substantially in the form attached hereto as Exhibit D.

6.               Miscellaneous.

6.1.          Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Corporation and the Purchasers contained in or made pursuant to this Agreement shall survive Closing.

6.2.          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.3.          Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of California as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California.

6.4.          Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.5.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.6.          Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 6.6.

6.7.          No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchasers agree to indemnify and to hold harmless the Corporation from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchasers or any of their officers, employees, or representatives is responsible. The Corporation agrees to indemnify and hold harmless the Purchasers from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Corporation or any of its officers, employees or representatives is responsible.

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6.8.          Attorney’s Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.9.          Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Corporation and the holders of at least a seventy-five percent (75%) of the then-outstanding Shares. Any amendment or waiver effected in accordance with this Section 6.9 shall be binding upon the Purchasers and each transferee of the Shares (or the shares of Common Stock issuable upon conversion thereof), each future holder of all such securities, and the Corporation.

6.10.       Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

6.11.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.12.       Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

6.13.       Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in San Diego, California in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Agreement. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of California or any court of the State of California having subject matter jurisdiction.

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6.14.       Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.15.       No Commitment for Additional Financing. The Corporation acknowledges and agrees that no Purchaser has made any representation, undertaking, commitment or agreement to provide or assist the Corporation in obtaining any financing, investment or other assistance, other than the purchase of the Shares as set forth herein and subject to the conditions set forth herein. In addition, the Corporation acknowledges and agrees that (i) no statements, whether written or oral, made by any Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Corporation in obtaining any financing or investment, (ii) the Corporation shall not rely on any such statement by any Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Corporation in obtaining any financing or investment may only be created by a written agreement, signed by such Purchaser and the Corporation, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Purchaser shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Corporation, and shall have no obligation to assist or cooperate with the Corporation in obtaining any financing, investment or other assistance.

[Remainder of page intentionally left; signature page to follow.]

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IN WITNESS WHEREOF, the parties have executed this Series A-2 Preferred Stock Purchase Agreement as of the date first written above.

CORPORATION:	Hylete, Inc.

By: _____________________________
Name: __________________________
Its: ____________________________

Address: 564 Stevens Ave.
Solana Beach, CA 92075

[SIGNATURE PAGE TO SERIES A-2 PREFERRED STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Series A-2 Preferred Stock Purchase Agreement as of the date first written above.

Purchaser

[____________________________]
(Name, if an entity)

By: _________________________
Name: _______________________
Title: ________________________
Dated: _______________________

PURCHASER

Purchaser Name and Address	Number of Shares Purchased	Total Purchase Price of Shares
[___________]	[____]	$[_________]

TOTAL:	[____]	$[_________]

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EXHIBIT A

RESERVED

3

EXHIBIT B

INVESTOR RIGHTS AGREEMENT

(see attached)

4

EXHIBIT C

ROFR AND CO-SALE AGREEMENT

(see attached)

5

EXHIBIT D

VOTING AGREEMENT

(see attached)

6

EXHIBIT E

FORM OF SERIES A-2 WARRANT

(see attached)

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DISCLOSURE SCHEDULES

These Disclosure Schedules (the “Schedules”) is made and given pursuant to Section 2 of the Series A-2 Preferred Stock Purchase Agreement to which this schedule is attached (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement, unless otherwise provided herein. The section numbers below correspond to the section numbers of the representations and warranties in the Agreement; provided, however, that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under the Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure.

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Schedule 2.2(a)

Options and Warrants

•	Warrants exercisable for an aggregate of 2,759,782 shares of Common Stock and 1,722,577 shares of Preferred Stock.

•	Options to purchase an aggregate of 2,354,100 shares of Common Stock (or Common Stock equivalents).

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Schedule 2.3

Subsidiaries

Effective June 1, 2018, the Corporation completed a purchase of certain of the assets of GRACEDBYGRIT, Inc. (“Graced By Grit”), including Graced By Grit’s intellectual property, inventory and raw goods, product designs, customer lists, and furniture and fixtures and non-for profit charity entity. All of the assets have been liquidated. The Corporation continues to operating a wholly-owned nonprofit called GracedByGrit Foundation Inc.

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Schedule 2.8

Litigation

The Hybrid Athletics, LLC matter described in Schedule 2.9 is incorporated by reference herein.

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Schedule 2.9

Patents and Trademarks

•	Corporation owns “HYLETE” pursuant to Corporation’s United States Trademark Registration No. 4318646.

•	The Corporation submitted an application for trademark registration of the stylized “HYLETE” icon/logo to the United States Patent and Trademark Office, which was accepted and published for opposition on June 18, 2013. Robert Orlando, owner of Hybrid Athletics, LLC (the “Opposer”), filed an opposition (Opposition No. 9123057). This matter remains outstanding within the Trademark Trial and Appeal Board (“TTAB”).

•	The TTAB has determined that the Corporation’s original icon logo could potentially cause confusion in the marketplace with another mark, and as a result has determined that the U.S. Patent and Trademark Office ("USPTO") should reject registration of the Corporation’s logo.

•	The Corporation filed an appeal to the TTAB decision with the Federal Circuit Court of Appeals, which granted the motion.

•	On February 20, 2018, the Corporation filed a principal brief with the Federal Circuit Court of Appeals and on April 16, 2018 filed the reply to the opposer’s answer to the Corporation’s brief.

•	The Opposer party filed a civil action against the company in the U.S. District Court for the District of Connecticut, alleging, among other matters, federal trademark infringement, false designations of origins and unfair competition, unfair competition under the Connecticut Unfair Trade Practices Act, common law trademark infringement, and unjust enrichment.

•	The Corporation has filed a motion to dismiss the action on the grounds that the statute of limitations has lapsed, or, in the alternative, to move the action to federal district court in California.

•	On July 13, 2018, the Corporation filed a petition for cancellation with the USPTO of Hybrid Athletics, LLC’s registered trademark (Registration No. 4,609,469) in International Class 025.

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Schedule 2.14

Registration Rights

As set forth in the Investor Rights Agreement.

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FORM 1-SA

Attached hereto

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